Rental Contract


concluded between on the one part INVESTOR Holding Rt (1136 Budapest, Pannonia str. 11) - hereafter: Lessor - and on the other part HBC Kft. (1118 Budapest, Szamado str. 19) - hereafter: Lessee - on the undersigned place and date, under the following conditions:


1) Subject of the rent: the premises in Lessor's proprietorship in Budapest, 11th district, Kelenhegyi str. 39 with an area of 2952 m2 together with the superstructures of totally 1100 m2 on it, in the conditions viewed and known by Lessee, in good working conditions suited in every respect to Lessee's purposes of use. Period of the contract: from 1st July 1996 on, for a period of 5 years.

Parties agree that 6 months prior to the expiry of the definite period, they may agree in the establishment of a new rental relationship.

2) a) Parties agree that the rental fee of the rented properties totals the amount in HUF+VAT/month equivalent to 6,000 USD for July 1996 and following this: 12,000 USD calculated at the official HNB middle rate valid on the day of invoicing. Should the day of invoicing fall on a bank holiday, then the rate valid on the first working day the closest to the day of invoicing shall prevail.

Lessor issues invoices on the 20th prior to the actual month to Lessee, of the rental fee payable monthly in advance by Lessee and Lessee is obliged to meet its rental fee payment obligation until the 1st day of the next month, by bank transfer.

b) Should Lessee meet dilatorily any of its payment obligations as per this contract, it is bound to pay to Lessor a default interest with the size of the actual libor + 5% for the days of the delay.

3) Lessee undertakes the obligation of utilizing the objects of rent with proprietary solicitude for television purposes and properly, it protects and maintains at its own cost their present substance and state.
Also, Lessee undertakes the obligation of continuously keeping all the objects of rent in good condition, to perform or have performed at its own cost the repairs, maintenances implied by their proper use, becoming necessary from time to time, furthermore, to bear all the costs of the property insurance contract, to be concluded by Lessee for its assets placed in the rented property. Lessor has a valid insurance contract in respect of the property.

Should Lessee want to extend or modify its scope of activities carried out in the rented property, then it is obliged to obtain Lessor's preliminary approval to.

Parties agree that Lessor is entitled to supervise constantly and continuously the fulfilment of Lessee's obligations, and Lessee is obliged to tolerate these supervisions, and within the frame of it to supply Lessor with the necessary verbal and written information.
Lessor is obliged to inform Lessee of the time of its supervisions 48 hours before starting the supervisions.
4) Lessee may establish a legal relationship with third persons, aimed at further rental, sub-rental or use of the objects of rent, by Lessor's approval only. Also, Lessor's approval is needed to the transfer of Lessee's rights and obligations according to the present contract to any third party.

5) In addition to rental fees, Lessee is obliged to bear all present general expenses as well as those arising during the period of the rental contract, connected with the use of the rented property. Accordingly, Lessee is obliged to pay to Lessor - on the basis of the relating invoice - keeping a payment deadline of 8 days according to the invoice - all costs of public utilities such as costs of water and sewage, gas heating, rubbish transport, telephone and all other costs of public utilities. Lessee is obliged to bear alone the public utility costs of the used electric energy, and for the sake of this Lessor will agree that the electric meters will be transferred to and at the cost of Lessee.

6) It's Lessee's obligation to obtain all the specialised authorities' and other licences necessary to exercise its activity pursued on the rented property, furthermore, it is obliged to fulfil all the official provisions, stipulations of environmental protection, fire-protection, accident prevention, labour protection, public hygiene and others and to bear the costs arising in connection with the fulfilment of these.

Lessee is obliged to answer for pecuniary and non-pecuniary damages eventually arising during the use of the rented property as a result of its careless or wilful behaviour, and to compensate the damaged party for these damages.

7) Lessee may store, use and operate on the rented property movables, valuables that form its own or a third person's property, at its own risk and responsibility .

8) Parties agree that Lessee is entitled to effect on the rented property a transformation, refurbishment other than protection of substance with Lessor's preliminary approval only.

a) Costs of the change and replacement of central equipments of the rented property as well as the connected repair costs will be borne by Lessee until the limit of 100,000 HUF+VAT/equipment, costs exceeding this limit will be paid by Lessor, and the parties are obliged to do a reconciliation - with the involvement of an expert, if justified - about the justifiability of works and the acceptance of the relating amounts.

b) Lessor's approval will be needed when placing on the walls of the rented property inscriptions, advertising media referring to Lessee's activity.

c) Lessee is entitled to modify, replace, alter the public utility cables and meters only if having Lessor's approval. Cost of damages in connection with the overload or falling out of public utility services will be borne by Lessee.

d) Parties agree that Lessor is not obliged to bear costs of maintenance works of the rented property - other than included in a) - during the period of the rent, these costs will be borne fully by Lessee.

9) The rental legal relationship according to this contract shall cease:

a) in case of Lessee's cessation without legal successor,

b) in case Lessor terminates the present rental contract with immediate effect by the date stated in its relevant notices. Lessor may exercise this right of him:

     b.a) in spite of Lessor's two written notices, Lessee does not
comply with its obligation    of paying the rental fee or any of the
general expenses,

     b.b) Lessee does not use properly the objects of the rent and does not cease its such behaviour upon a written notice either,

     b.c) violates the provisions of the present contract,

c) by mutual agreement,

d) in case Lessor will cease the rental relationship by ordinary termination, keeping a notice period of 6 months. Parties agree that in this case Lessor is obliged to pay to Lessee the net remainder - relevant on the day the contract will be ceased - of investments effected by Lessor and justified by invoices, which can be accounted according to Hungarian accounting regulations in respect of depreciation.

10. In case the rental relationship ceases, Lessor is not obliged to offer to Lessee an other adequete rented property, and Lessee may not claim from Lessor financial reimbursement or that its placement should be ensured in nature, since Lessee is obliged to arrange its further placement at its own cost, by itself.

11. In case the rental relationship ceases, Lessee is obliged to return to Lessor's possession the rented property - as per an inventory - vacated from Lessee's movables, in a clean state, suitable for proper use, without a special notice.

Should any equipments of the rent be missing on return, Lessee is obliged to compensate Lessor for the shortage either in cash or in nature.

Should any object of the rent be faulty, not suitable for proper use on return, Lessee is obliged to bear the costs related to the re-establishment of the state suitable for proper use, to have the repair necessary for this performed at its own cost or to pay these costs to Lessor.

12. Lessee undertakes the obligation to pay to Lessor as a kind of guarantee of payment obligations to be met by Lessee according to the present rental contract, a caution money in cash in HUF equal to 18,000 USD until the day of 15th July 1996 and also, the amount in cash in HUF equal to 18,000 USD until 15th September 1996, thus, a caution money of totally 3 months rental fee. Out of the amount of this caution Lessor is entitled to directly satisfy its claims in the case of the non-fulfilment/non-contractual fulfilment of the conditions of this contract, in case Lessee wouldn't fulfil any of its obligations despite Lessor's repeated notice.

Parties agree that interests on the caution-money will be due to Lessee, Lessor is obliged to transfer to Lessee within 8 days the interests credited by the bank.
Should Lessor be entitled during the rental period to directly satisfy its requirements to the debit of the caution-money, Lessee is obliged to fill up the remaining amount of caution-money to the original amount within 8 days.

Parties agree that upon the cessation of the rental relationship they will account with the caution-money with each other.

13. Parties agree that the present contract is subject to the suspending condition that Lessee pays to Lessor the first instalment - meaning an amount equal to one and a half months rental fee - of the referred caution regulated in article 12.


14. Parties agree that in case the present rental relationship would not be established between them on the basis of the present contractual conditions, they will not raise any claims under any title towards each other, and every party will bear in its own the risks, costs arisen or to be arising during the preparation and establishment of the present legal case.

15. In issues not regulated by the present contract, the stipulations of the Civil Code relating to rental relationships as well as the law no. LXXVIII of 1993 and other legal provisions connected to these legal rules will be guiding.

The contractual parties have signed the present contract after having read and interpreted it in agreement, as being in every respect in accordance with their will.


Budapest, ..... June 1996

In the representation of
Lessor:Politzer Tamas             Lessee: Imre Kovats